                                                                      EXHIBIT 14

                                                       Jefferies & Company, Inc.

                                        11100 Santa Monica Boulevard, 10th Floor
                                                   Los Angeles, California 90025
                                          Telephone (310 575-5200 (800) 933-6656
CORPORATE FINANCE                                             Fax (310) 575-5165

                                                                 August 19, 1997

Board of Directors
BUCYRUS INTERNATIONAL, INC.
1100 Milwaukee Avenue
P.O. Box 500
South Milwaukee, WI 53172-0500

Dear Ladies and Gentlemen,

     We understand that American Industrial Partners Acquisition Company, LLC, a Delaware limited liability company ("Parent") and Bucyrus Acquisition Corp., a Delaware corporation (the "Purchaser") which is a wholly-owned subsidiary of Parent, have offered to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Bucyrus International, Inc. ("Bucyrus" or the "Company") pursuant to which, subject to the terms and conditions therein set forth, (i) the Purchaser will make a cash tender offer (the "Tender Offer") to acquire any and all shares of the issued and outstanding stock, $.01 par value, of the Company (the "Common Shares") for $18.00 per share (the "Offer Price") and (ii) the Purchaser will be merged with and into the Company and the issued and outstanding Common Shares (except Dissenting Shares, as defined in the Merger Agreement, and Common Shares held in the treasury of the Company or owned by the Purchaser or any direct or indirect wholly-owned subsidiary of the Purchaser) will be canceled and extinguished and converted into the right to receive the Offer Price in cash (the "Merger" and, with the Tender Offer, the "Transaction").

     You asked us to render our opinion as to whether the Offer Price is fair, from a financial point of view, to the holders of Common Shares.

     It is understood that we are not opining as to the fairness of the transactions contemplated by the Stockholder Agreement referred to in the Merger Agreement or any consideration under such Stockholder Agreement or any rights or obligations of the persons identified as the Major Stockholders therein. Our opinion is directed only to the fairness of the Offer Price to be received by the holders of Common Shares in the Transaction.

     Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures and the rendering of advice in financial restructurings and recapitalizations. In addition, Jefferies performs valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructuring and other financial services. Jefferies has received a retainer and a fee for providing this opinion in connection with its engagement as financial advisor to the Company and will receive a success fee upon consummation of the Transaction. In addition, Jefferies will be compensated for services relating to the Company's acquisition of assets of The Marion Power Shovel Company and the placement of senior notes. In addition to delivering its opinion, Jefferies has actively assisted the Company in obtaining and negotiating the terms of the Transaction. Joseph J. Radecki, Jr., an Executive Vice President of Jefferies, is currently a member of the Board of Directors of Bucyrus. Mr. Radecki has abstained from voting on any matters pertaining to the approval of the Transaction by the Board of Directors, and intends to abstain from voting on such matters in the future.

     In connection with our opinion, we have reviewed a draft copy of the Agreement dated August 15, 1997 and related exhibits thereto and certain financial and other information that was publicly available or furnished to us by Bucyrus, including certain internal financial analyses, financial forecasts, pro forma financial information reports and other information prepared by management of Bucyrus. We have also discussed with representatives of management of Bucyrus the business, properties and prospects of Bucyrus and undertaken other reviews, analyses and inquiries relating to Bucyrus as we have deemed appropriate.

     In our review and analysis and in rendering this opinion, we have relied upon, and have not independently verified, the accuracy, completeness and fair presentation of all financial and other information (including financial projections, pro forma financial information, and estimates) that were provided to us by or on behalf of Bucyrus, or which were publicly available, and this opinion is conditioned upon such information (whether written or oral) being complete, accurate and fair in all material respects. With regard to the historical financial information, we have relied upon the opinion, issued by the Company's independent public accountants, in connection with the Company's audited financial statements. With respect to the above noted projected and pro forma financial information, we have assumed, with your permission and without independent verification, that such information has been reasonably prepared on bases reasonably reflecting management's best currently available estimates and good faith judgments as to the future performance of Bucyrus and that Bucyrus will perform in accordance with such projections for all periods specified therein. We have not made an independent evaluation or appraisal or conducted a physical inspection of any of the assets of Bucyrus, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary, political, market, and other conditions existing and which can be evaluated as of the date of this opinion; however, such conditions are subject to rapid and unpredictable change. We have assumed, with your permission, that all consents, authorizations and agreements of other parties necessary to consummate the Transaction have been, or will be, obtained without material expense. Our opinion is addressed solely to the fairness of the Offer Price, from a financial point of view, in the Transaction to the holders of the Common Shares on the assumption that the Company and its Board of Directors have determined that, from the standpoint of its business and prospects, it is appropriate and desirable to consummate the Transaction and the other transactions and agreements contemplated by the Agreement. Our opinion does not address the relative merits of the Transaction as compared to any alternative business transactions that might be available to the Company.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others: (i) the terms and business and financial aspects of the Transaction; (ii) the historical and current markets for the Company's common stock and for other securities of certain companies believed by Jefferies to be comparable to the Company; (iii) certain of the Company's operating and financial information, including projections and pro forma financial statements provided by management relating to the Company's business and prospects; (iv) publicly available financial data and stock market performance data of Bucyrus and other public companies which Jefferies deemed generally comparable to the Company; (v) publicly available financial data on certain merger and acquisition transactions; (vi) the Agreement and related exhibits and schedules (which we have assumed, with your permission, were delivered to us in substantially final form); and (vii) the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended on December 31, 1995 and 1996, and its Quarterly Report on Form 10-Q for the period ended June 30, 1997.

     Our advisory services and the opinion set forth in this letter are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction, and such opinion does not constitute a recommendation as to whether any holder of Common Shares should tender Common Shares pursuant to the Tender Offer or as to how any such holder should vote with respect to the Merger.

     Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the Offer Price to be paid in the Transaction is fair, from a financial point of view, to the holders of Common Shares.

                                          Sincerely,

                                          /s/ JEFFERIES & COMPANY, INC.

                                          --------------------------------------
                                          JEFFERIES & COMPANY, INC.

                                        3